October 26, 2006

Mr. Jason Gin
Flomo Resources, Inc.
502 East John Street
Carson City, Nevada 89706

RE: FLOMO RESOURCES, INC. – Registration Statement of Form SB-1

Dear Sir,

I, James Laird, of Laird Exploration, have provided geology services for FLOMO RESOURCES, INC., a Nevada corporation (the "Company"), in connection with the preparation of the Geologists Report entitled, SUMMARY REPORT ON THE JEWEL GOLD-SILVER-COPPER PROPERTY, LILLOOET MINING DIVISION, BC to be used on the Registration Statement on Form SB-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 2,500,000 shares of the Company's common stock (the “Shares") by the selling shareholder (the "Selling Shareholder") named in the Registration Statement.

I consent to the use of the geologist report as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and in any amendment thereto.

/S/ James Laird, Laird Exploration Ltd.